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                                                                     Exhibit 2.2



                             SECURED PROMISSORY NOTE

(pound)500,000.00                                             12th December 2000
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         FOR VALUE RECEIVED, the undersigned Activ Training Ltd, a U.K.
corporation ("Payor"), hereby promises to pay to ITC Learning Corporation, a Maryland corporation ("Payee"), the principal sum FIVE HUNDRED THOUSAND POUNDS
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UK STERLING ((British pounds)500,000.00). Except as provided herein, Payor
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shall repay the outstanding principal balance hereof (subject to payment of the
"Royalties" as described below), by the fifth anniversary hereof. Payor may
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prepay from time to time all or any portion of any amounts owing hereunder without premium or penalty of any kind.


         Notwithstanding any other provision contained in this Note to the contrary, this Note is non-negotiable and may not be transferred or assigned (by operation of law or otherwise) in whole or in part, without the express prior written consent of Payor. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement of even date.
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         Amounts due hereunder are payable by wire transfer, check, or other means reasonably acceptable to Payee (including, without limitation, by setoff of amounts receivable by Payor under the "Dealer Agreement" described below) tendered to Payee at its address at 13515 Dulles Technology Drive, Herndon, Virginia 20171, or such other address as Payee may designate from time to time by written notice to Payor.


         To the extent of the principal amount outstanding hereunder from time to time, any "Royalties" under and as defined below and in the "Dealer Agreement" (as defined in the Stock Purchase Agreement) paid or payable by Payee to Payor shall be applied as a prepayment of the principal amount hereof in accordance with the terms of the Dealer Agreement.


         "Royalties" or royalty payment shall mean payment of 50% to ITC on all
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Activ Training Product(s) sales pursuant to the OEM Licence and Distribution
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Agreement dated 8th December 2000 until repayment in full of the outstanding
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principal balance stated above of (pound)500,000.00 UK sterling and thereafter
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30% on all such Activ Training Product(s) sales.
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         To secure the payment when due of all amounts owing hereunder, and solely for so long as the same shall remain outstanding, the payment obligations of Payor hereunder are secured by the Payor taking all necessary steps to:
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1.       Enter details of this Secured Promissory Note in the Company's Register
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         of Mortgages and Charges and
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2.       Register the Secured Promissory Note as a security against the
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         Company's assets in the  appropriate  registers  held at Companies
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         House, Crown Way, Cardiff CF14 3UZ  in the United Kingdom
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         and the Payor shall give sufficient proof of compliance to the Payee as
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the Payee may reasonably require.
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         Any one or more of the following shall constitute a "Default" by Payor hereunder: ( I ) continued failure to make any payment of principal when due under this Note after written notice by Payee and the expiration of a thirty
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(30) day cure period; (2) continued breach, after written notice by Payee and
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the expiration of a thirty (30) day cure period, by Payor of any material non-payment provision of this Note; (3) any representation or warranty made or given by Payor in this Note is materially false or misleading when made; (4) the continued subjection of any portion of the Collateral (which, in the aggregate, has a fair market value or book value, whichever is greater, in excess of (British pounds)133,333.33) to levy of execution or other judicial process and
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the failure by Payor or Activ to have the same dismissed or discharged within ninety (90) days after the institution thereof, unless Payor shall offer reasonable substitute collateral therefor or establish a reasonable monetary reserve with respect thereto; (5) a bankruptcy or insolvency proceeding by or against Payor, and the same shall remain undismissed or undischarged for a period of ninety (90) days; or (6) the dissolution of, merger of, or sale of substantially all of the stock or assets of, Payor, except where a successor entity assumes Payor's obligations (by operation of law or otherwise) hereunder.


         Notwithstanding anything herein, in any of the Security Documents, or in the Stock Purchase Agreement to the contrary, Payor may incur "Senior Debt" (as defined below) from time to time in its sole discretion, and Payee hereby agrees that the obligations of Payor hereunder are and shall be at all applicable times subordinate in all respects to all Senior Debt of Payor. In addition, Payor may grant security interests (including without limitation in the Collateral) securing any Senior Debt, and Payee hereby agrees that the security interest granted Payee under the Security Documents is and shall be at all applicable times subordinate in all respects to a security interest granted by Payor to secure any Senior Debt. Payee hereby agrees that it shall execute (or cause to be executed) all documents, instruments, or agreements, and shall take (or cause to be taken) all actions, which are necessary or desirable to effectuate the terms of this paragraph, including, without limitation, the execution and delivery of subordination agreements from time to time in form and substance acceptable to a holder of Senior Debt, and Payor. "Senior Debt" means obligations of Payor (as applicable) arising with respect to debt financing to such party from any lender (including without limitation, from a commercial lending institution) other than a shareholder, director officer, or other affiliate of Payor. Payee hereby acknowledges and agrees that the obligations of Payee under this paragraph are material consideration to Payor for the issuance of this Note.


         Waiver of or acquiescence in any Default by Payor, or failure of the Payee to insist upon strict performance by Payor of any obligations in this Note shall not constitute a waiver of any subsequent or other Default.

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         This Note shall be governed by and construed in accordance with the internal laws of the State of Virginia, without giving effect to the principles
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of conflicts of law thereof.

                                          ACTIV TRAINING LTD



                                          By:  /s/Phillip G. Jones
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                                                  Phillip G. Jones
                                                  Managing Director

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